Exhibit 99.1

Contact: Lisa Winter
Vice President - Communications Atkore Inc.
708 225-2453

John Deitzer
Vice President – Investor Relations & Treasury
Atkore Inc.
708 225 2124

Atkore Inc. Announces Acquisition of Cascade Poly Pipe & Conduit and Northwest Polymers

Harvey, Illinois, August 30, 2022/Business Wire/ -- Atkore Inc. (“Atkore”), today announced the acquisitions of two separate but related Oregon-based companies doing business as Cascade Poly Pipe & Conduit (“Cascade”) and Northwest Polymers. Cascade is a manufacturer specializing in smooth wall HDPE conduit made from recycled materials, primarily serving the telecommunications, utility and datacom markets (https://www.cascadepoly.com/); and Northwest Polymers is a leading recycler of PVC, HDPE and other plastics and a strategic supply partner to Cascade and other manufacturers in the region (https://nwpoly.com/).

According to John Pregenzer, President of Atkore’s Electrical business, “The acquisition of Cascade strengthens Atkore’s product portfolio, establishes a HDPE conduit manufacturing presence in the Pacific Northwest to better serve customers, and enables us to meet growing demands resulting from the expansion of 5G wireless networks and the U.S. infrastructure bill funding supporting broadband to rural and underserved communities. Equally important, the acquisition of Northwest Polymers supports Atkore’s environment, social and governance commitment to address sustainability throughout the supply chain.”

With the addition of Cascade and Northwest Polymers, the Company now has deployed more than $310 million dollars to complete six acquisitions in Fiscal Year 2022.

Bill Waltz, Atkore President and CEO, noted, “Atkore remains diligent in executing upon our capital allocation strategy to drive value creation for our shareholders through organic investments, M&A and stock repurchases. The acquisitions of Cascade and Northwest Polymers align to this strategy and enable Atkore to continue delivering differentiated and sustainable solutions for our customers.”

With approximately 30 employees, Cascade will continue operations at its Woodburn, Oregon location, and with approximately 80 employees, Northwest Polymers will continue operations at its Molalla, Oregon, location. Terms of the sale are undisclosed.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.

With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.

To learn more, please visit at www.atkore.com.